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                                                                    EXHIBIT 99.1

                 MATRITECH EXECUTES $30 MILLION EQUITY FINANCING
                       ARRANGEMENT WITH ACQUA WELLINGTON

                   COVERING SALE OF UP TO 2.45 MILLION SHARES


NEWTON, MASS., AUGUST 24, 2000 -- Matritech, Inc. (NASDAQ: NMPS), a company specializing in products designed to detect, manage and screen for cancer, today announced that it has entered into a definitive agreement with Acqua Wellington North American Equities Fund Ltd. ("Acqua Wellington") for an equity financing arrangement covering the sale of up to $30 million of the Company's common stock over the next 14 months. This financing will be made pursuant to an effective shelf registration previously filed by Matritech with the Securities and Exchange Commission covering the sale of up to 2.45 million shares of its stock. These shares may be sold, at Matritech's discretion, at a small discount to market at the time of sale. The total amount of investment is dependent, in part, on Matritech's stock price, with Matritech controlling the amount and timing of each sale of stock. Matritech expects to use the proceeds from this financing facility to accelerate development programs focused on the use of its Nuclear Matrix Protein (NMP) core technology to detect cancers, including programs for breast, colon and prostate cancer.

"We are presently in the process of selecting optimal market positioning strategies for our blood-based cancer tests, including our NMP66 breast cancer test," said Stephen D. Chubb, chairman and chief executive officer of Matritech. "The near-term completion of this strategy coincides perfectly with the availability of this capital at our discretion and at the time and terms we control."

Acqua Wellington Asset Management, LLC acts as an advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. Their primary focus is in the technology and life science sectors.

Matritech's nuclear matrix protein (NMP) core technology correlates levels of NMPs in body fluids to the presence of cancer. Multiple published clinical studies have validated this ability of NMPs to detect early-stage cancer. Matritech has a deep pipeline of NMP-based products in pre-clinical and clinical development for the detection of major cancers including bladder, cervical, breast, prostate, and colon cancers. The NMP22 Test Kit is cleared for marketing in the United States for management and screening of individuals at risk of bladder cancer. It is also sold in Europe and Japan, where it is approved for bladder cancer screening.

Matritech, Inc. based in Newton Mass., is using its proprietary NMP technology, discovered at the Massachusetts Institute of Technology, and licensed exclusively to Matritech, to develop and commercialize innovative serum-,cell-and urine based NMP diagnostic products.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
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Any forward-looking statements related to the Company's expectations regarding the performance, market acceptance, future sales and regulatory approvals of the Company's existing and future products and potential arrangements with marketing partners are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These include, but are not limited to risks related to the Company's limited capital resources, the Company's ability to consummate marketing partnerships on terms acceptable to it, unforeseen delays in or denials of FDA and other regulatory approvals, future product demand and pricing, performance of distributors, competitive products and technical developments, health care reform and general business and economic conditions. There can be no assurances that the Company's expectations for its products will be achieved.